Exhibit 3.16

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity #:
C22677-1999
Document Number:
20060841231-57

Date Filed:
12/29/2006 1:52:40 PM
In the office of

Dean Heller
Secretary of State

ABOVE SPACE IS FOR OFFICE USE ONLY

Amendment to Certificate of Designation After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
PTS,Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Preferred Stock Series A
Preferred Stock Series B
Preferred Stock Series C

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Preferred Series A : each share of preferred series A can convert into 75 common shares instead of 50 common shares
Preferred Series B : each share of preferred series B can convert into 15 common shares instead of 10 common shares
Preferred Series C : each share of preferred series C can convert into 15 common shares instead of 10 common shares.

5. Effective date of filing (optional): 12/29/06
(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

This form must be accompanied by appropriate fees.